Exhibit 3.2

ARTICLES OF AMENDMENT TO
THIRD RESTATED ARTICLES OF INCORPORATION
OF
METRO ONE TELECOMMUNICATIONS, INC.

Pursuant to ORS 60.447, Metro One Telecommunications, Inc., an Oregon corporation (the “Corporation”), submits for filing these Articles of Amendment.

The Corporation hereby certifies that:

1.     The name of the Corporation is Metro One Telecommunications, Inc.

2.     The first sentence of Paragraph A of Article VIII is hereby amended in its entirety to read as follows:

“The number of directors of the Corporation shall not be less than three nor more than nine, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors.”

3.     The date of adoption of the amendment set forth in Paragraph 2 (the “Amendment”) was May 28, 2003.

4.     The Amendment required shareholder approval.  The shareholder vote on the Amendment was as follows:

Class or Series of Shares	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Cast FOR	Number of Votes Cast AGAINST
Common Stock	24,682,318	24,682,318	19,216,967	3,219,816

METRO ONE TELECOMMUNICATIONS, INC.

By:	/s/ Gary E. Henry
Gary E. Henry, Secretary